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                                   AGREEMENT

                                BY AND BETWEEN

                       BIG SKY LASER TECHNOLOGIES, INC.

                                      AND

                       CELL ROBOTICS INTERNATIONAL, INC.
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                                   AGREEMENT
                                BY AND BETWEEN
                       BIG SKY LASER TECHNOLOGIES, INC.
                                      AND
                       CELL ROBOTICS INTERNATIONAL, INC.


     THIS AGREEMENT is made and entered into as of the 20th day of May, 1998, by and between BIG SKY LASER TECHNOLOGIES, INC., a Montana corporation ("BSLT"), with principal offices at P.O. Box 8100, Bozeman, Montana 59715-2001 and CELL ROBOTICS INTERNATIONAL, INC, a Colorado corporation ("CRII"), with principal offices at 2715 Broadbent Parkway N.E., Albuquerque, New Mexico 87107. BSLT and CRII may hereinafter individually be referred to as a "Party" or collectively be referred to as the "Parties."

                                   RECITALS

     WHEREAS, CRII and BSLT have designed and developed a laser skin perforation device to be used for capillary blood sampling; and

     WHEREAS, subject to the terms and conditions of this Agreement, the parties desire to provide for CRII to have and exercise the sole right to market and distribute for its own account the Product (as hereafter defined), and to provide for BSLT to have the sole and exclusive right to manufacture, for its own account, the Product.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:


                                   ARTICLE 1
                                  DEFINITIONS

     1.1 "Affiliates" as used herein shall mean any person that directly or indirectly controls or is controlled by or is under common control with BSLT or CRII, their officers, directors, employees, agents, independent contractors and/or servants, or a person that beneficially owns, directly or indirectly, five percent (5%) or more of the equity of BSLT or CRII.

     1.2 "Product" shall mean laser skin perforation devices to be used for sampling of capillary blood in its current design configuration and with the current dimensions and external features defined on Exhibit I hereto.

     1.3  "Territory" means the entire geographical area of the world.



                                   ARTICLE 2
                                 MANUFACTURING

     2.1 EXCLUSIVE GRANT. Subject to the terms hereof, BSLT shall have the sole and exclusive right to manufacture the Product in the Territory at BSLT's sole cost and expense.

     2.2 OBLIGATIONS OF BSLT. BSLT agrees to maintain its manufacturing capabilities to be able to manufacture Product, and BSLT agrees to so manufacture the Product in accordance with specifications provided by CRII in sufficient quantities and to the best of its abilities, meet all of CRII's requirements pursuant to this Agreement. Except as may be expressly provided for herein, all costs incurred by BSLT to manufacture Product shall be the sole obligation of BSLT. For the term of this Agreement, CRII shall have the right to place orders with BSLT for such quantities of Product as it, in its discretion, may require from time to time, subject to the provisions of Sections 2.3 and 4.2 hereof. BSLT agrees that for the term of this Agreement, it will not transfer, assign, license or sublicense to any other third person or entity, any of BSLT's right, title or interest in and to this Agreement or otherwise undertake any delegation of BSLT's obligations hereunder, without the express written consent of CRII. BSLT shall be responsible for the maintenance of and compliance with all regulatory standards and requirements necessary for the worldwide manufacture of the product.

     2.3 PURCHASE ORDERS. During the term of this Agreement, CRII shall provide BSLT with a rolling monthly 6-12-month forecast for the delivery of Product. The first three (3) months of each such forecast shall serve as the delivery schedule for Product to CRII. CRII shall execute and deliver to BSLT Purchase Orders providing for the manufacture by BSLT and purchase by CRII of quantities of the Product, as specified and defined in said Purchase Orders. Such Purchase Orders shall identify the quantity and delivery date for such Product which shall not be less than sixty (60) days of the Purchase Order. BSLT agrees to manufacture and deliver Product in accordance with each Purchase Order delivered by CRII unless, within five (5) days following receipt by BSLT of such Purchase Order, BSLT serves written notice upon CRII that BSLT will be unable to comply with the quantity and delivery dates specified in such Purchase Order, and the reasons therefor. In such event, the parties shall exercise good faith best efforts to agree upon a modification of such Purchase Order which shall satisfy the requirements of both CRII and BSLT.

     2.4 OBLIGATIONS OF CRII. CRII shall be responsible for procuring and delivering to BSLT, at CRII's sole cost and expense, the laser rods, reflectors and lenses to be incorporated into the Product. Further, CRII shall provide at its sole cost and expense final packaging, lense cleaning kits, carrying cases, disposables, user manuals and battery chargers to be used in conjunction with the Product. CRII agrees that for the term of this Agreement, it shall not transfer, assign, license or sublicense to any third person or entity, any of CRII's rights, title, interest or obligations hereunder with respect to the Product without the express written consent of BSLT.

     2.5 PRICE. The purchase price to be paid to BSLT by CRII for the Product shall be the lesser of (i) Eight Hundred Dollars ($800) per unit, or
(ii) the quotient of (a) BSLT's Material Cost of Parts ("MCOP") divided by (b) six tenths (.6). For the purposes of this Agreement, BSLT's MCOP shall include BSLT's direct out-of-pocket expenses for parts and raw materials used in connection with the manufacture of the Product. MCOP shall not include any costs incurred for tooling, molds and castings, nor any expense for salaries, general and administrative costs, overhead or direct or indirect labor. CRII shall have the right to review BSLT's MCOP and to request that BSLT purchase parts and raw materials from vendors identified by CRII to the extent such alternative sources provide parts and raw materials that meet BSLT's vendor qualification guidelines at preferred prices. Upon delivery and acceptance by CRII of Product pursuant to each Purchase Order, BSLT shall prepare and deliver to CRII a billing invoice payable on a net thirty (30) day basis.
CRII shall pay each invoice for all accepted product not later than thirty
(30) days from the date of billing and, if such invoice is not paid in a timely manner, a late payment fee equal to one percent (1%) per month may be added by BSLT to the net amount due and owing.

     2.6 DEMONSTRATION UNITS. Notwithstanding the provisions of 2.5 above, BSLT agrees to provide CRII with demonstration units of Product up to a maximum quantity of one hundred (100) units, at a price equal to BSLT's MCOP. Manufacture and delivery of demonstration units shall be in accordance with the other provisions of this Agreement.

     2.7  DELIVERIES.  Deliveries shall be made by BSLT at CRII's expense to
CRII in Albuquerque, NM.   All risk of loss of Product during transit shall be
borne by CRII, it being expressly agreed that terms of shipment are F.O.B. carrier. IF CRII fails to pay any invoice within thirty (30) days following the due date, BSLT shall have the right to suspend further deliveries until all delinquent invoices have been paid in full. BSLT shall not be liable for any delays or failures in delivery due to circumstances beyond its reasonable control.

     2.8 ACCEPTANCE. All deliveries under this Agreement shall be subject to acceptance by CRII. Any objections shall be in writing by CRII and shall set forth in detail the reasons therefor. If CRII does not reject any delivery within twenty (20) days of receipt, it shall be deemed to be accepted and BSLT will be paid for the accepted product in accordance to 2.7 of this Agreement. If CRII rejects any merchandise or a portion thereof, it shall be deemed rejected for all purposes of this Agreement and BSLT will issue a credit memo to CRII for the rejected Product.


                                   ARTICLE 3
                                   MARKETING

     3.1 EXCLUSIVE GRANT. Subject to the terms and conditions hereof, CRII shall have the sole and exclusive right to promote, market, sell and distribute the Product throughout the Territory, at CRII's sole cost and expense, either directly or by engaging the services of independent sales representatives, dealers and distributors. For the term hereof and except as provided for in Section 4.3 hereof, BSLT shall not promote, market, sell and/or distribute the Product in any location within the Territory, nor grant to any other party the right to so promote, market and/or distribute the Product in the Territory, without the express written consent of CRII. BSLT shall refer all inquiries for product to CRII without charge. All expenses incurred by CRII in connection with the promotion, marketing, sales and distribution of Product shall be the sole and exclusive responsibility of CRII.

     3.2 REGULATORY CLEARANCES. CRII shall have the right to apply for and maintain all regulatory clearances and other governmental approval required to market, sell and distribute the Product. All such regulatory approvals and clearances obtained by CRII throughout the term shall be the sole and exclusive property of CRII.

     3.3 TRADEMARKS. Throughout the term of this Agreement, CRII shall have the right to develop, utilize and affix such trademarks, copyrights, tradenames, service marks, as well as associated designs and logos, as it may desire for use in connection with the sale of Product. Any and all such trademarks, copyrights, tradenames, service marks, designs and logos, if and to the extent developed by CRII, shall be the sole, separate and exclusive property of CRII. CRII shall have the exclusive right to apply for, hold and maintain any and all registrations of such trademarks, copyrights, tradenames, service marks, as well as associated designs and logos developed by it throughout the term in connection with the marketing, sale and distribution of Product.

     3.4 CUSTOMER SUPPORT. During the term of this Agreement, CRII shall be responsible for all customer interaction and support, as well as technical support for customers and end users. All costs incurred by CRII in connection with customer service and support shall be borne solely by CRII.


                                   ARTICLE 4
                           PERFORMANCE REQUIREMENTS

     4.1 INITIAL ORDER. Upon execution of this Agreement, CRII shall place an initial order for Product consisting of a minimum of seventy-five (75) units which shall be manufactured by BSLT and sold to CRII at a price of Eight Hundred Dollars ($800) per unit. The pricing provisions of Section 2.5 shall apply to all subsequent orders of units.

     4.2 SUBSEQUENT MINIMUM ORDERS. During the first twelve (12) month period following the execution of this Agreement, CRII agrees to purchase from BSLT a minimum of one thousand five hundred (1,500) units of Product. During the second year of the term of this Agreement and for each year thereafter, CRII agrees to purchase from BSLT a minimum of three thousand (3,000) units of Product. These minimum quantities shall be calculated based upon Purchase Orders executed by CRII within each twelve (12) month period during the term hereof. Orders shall be placed in minimum quantities of 500 units. The delivery schedule of each order will be determined by the monthly forecast described in Section 2.3 above.

     4.3 FAILURE TO SATISFY MINIMUM. The minimum purchase quantity to keep this agreement in effect will be 1,500 units during the first twelve months following the date of this agreement and 3,000 units during the second year of
the agreement.   If these quantities are met, BSLT agrees not to compete while this Agreement is in effect. BSLT will not compete the first year if CRII fulfills the minimum purchase quantity. After the first eighteen months following the execution of this agreement, BSLT may compete with CRII if either of the two following events happen: 1. CRII is manufacturing and/or selling another laser finger perforator and 2. Purchases from BSLT are less than 500 units per quarter. BSLT nevertheless shall continue to be subject to its agreement to manufacture Product for CRII in accordance with this Agreement.


                                   ARTICLE 5
                           WARRANTY AND SERVICE WORK

     5.1 MANUFACTURER'S WARRANTY. BSLT shall warrant that all Product manufactured by it for CRII shall be free from defects in material or workmanship. BSLT shall provide an express warranty that should any Product prove to be defective in workmanship or materials within a period of twelve
(12) months from the delivery thereof, BSLT shall repair or replace at its own discretion and subject to CRI acceptance, without cost to CRII or the end user.

     5.2 WARRANTY CLAIMS. Throughout the term of this Agreement, CRII shall be responsible for all costs incurred in connection with warranty claims arising from an alleged failure or defect in the laser rods, lenses and reflectors provided by CRII. All costs associated in connection with or incurred by virtue of claims based upon an alleged failure in coatings will be shared equally by the parties, providing, however, that BSLT shall have the right to approve vendors selected to provide such coatings. All other warranty claims based upon alleged defects in materials or workmanship in connection with the marketing and sale of Product shall be the sole and exclusive responsibility of BSLT.

     5.3 PRODUCT REPAIRS. BSLT shall be responsible to perform any and all repairs or replacements outside of Product warranty and shall be entitled to reimbursement from CRII of all costs and reasonable profit therefor, within 10 days after CRII receives payment from the end user or customer.


                                   ARTICLE 6
                              PROPRIETARY RIGHTS

     6.1 FUTURE PRODUCTS. Nothing contained in this Agreement shall grant to either party any right, title or interest in and to any future design or configuration of a laser skin perforator which may be developed by either party in the future, including future generations of Lasette.


                                   ARTICLE 7
                                  DISPOSABLES

     The parties acknowledge that the proper use of the Product requires the use of disposable plastic shields. CRII shall be responsible for obtaining the shields which will be provided to end users both on the initial unit purchase and thereafter re-supplied on an ongoing basis. CRII will be entitled to recoup the manufacturing cost for the shields less tooling for molds and the accumulated revenue loss from disposable sales, prior to the equal division of gross profits from the sales of shields which will be dispersed on a quarterly basis by CRII. CRII will have the exclusive rights to sell, market and manufacture the shields.


                                   ARTICLE 8
                             TERM AND TERMINATION

     8.1 TERM. The term of this Agreement shall commence upon the date hereof and shall terminate upon the first to occur of any of the following ("Event of Termination"):

          8.1.1 Either Party may terminate this Agreement with cause upon sixty (90) days' written notice and the breaching party will have a 30 day opportunity to cure in the event of a material breach of any term, covenant, representation or warranty by the other Party.

          8.1.2     Five (5) years from the date hereof.

     8.2 TERMINATION PROVISIONS. Upon termination of this Agreement, the following provisions shall control the respective rights and obligations of the parties:

          8.2.1 All outstanding Purchase Orders for Product shall be fulfilled by the Parties in accordance with their respective responsibilities and obligations under this Agreement.

          8.2.2 All confidential information of each Party made or developed during the term of this Agreement shall be held in strictest confidence by the other and may not be used, disclosed or otherwise exploited by the other Party for any purpose whatsoever.


                                   ARTICLE 9
                                 MISCELLANEOUS

     9.1 NO ASSIGNMENT. Neither Party may transfer, sell or assign to any third party its respective rights, duties or obligations hereunder without the express written consent of the other Party.

     9.2 NOTICES. Any notice to be given or to be served upon any Party hereto in connection with this Agreement must be in writing, may be given by registered or certified mail, and shall be deemed to have been given and received when a registered or certified letter containing such notice, properly addressed, with postage prepaid is deposited in the United States mails. If given otherwise than by registered or certified mail, it shall be deemed to have been given when delivered in hand to the Party to whom it is addressed. Such notices shall be given to the parties hereto at the addresses set forth on the signature page of this Agreement.

     9.3 BINDING EFFECT. This Agreement and the covenants, obligations, undertakings, rights and benefits hereof shall be binding upon, and shall inure to the benefit of, the respective parties hereto and their respective heirs, executors, administrators, representatives, successors and assigns.

     9.4 INTERPRETATION. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held and construed to include the plural, unless the context requires otherwise.

     9.5 ARBITRATION. Should a dispute over this Agreement or any of its terms or provisions arise, the Parties now agree that such situation shall be submitted to arbitration in the Albuquerque, New Mexico area, under the rules of the American Arbitration Association then in effect and that the decision or opinion thereby obtained shall be binding on the Parties. Failure of either Party to either submit to arbitration hereunder or to abide by the decision or opinion of the arbitrators shall be a substantial breach of this Agreement. The prevailing Party in any such arbitration, or any other legal proceeding, shall be entitled to its costs, attorneys' fees and all expenses of such action.

     9.6 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of New Mexico.

     9.7 MODIFICATION. This Agreement may not be amended or modified except in writing executed by the unanimous consent of all parties.

     9.8 EXECUTION IN COUNTERPARTS. This Agreement may be executed telex, telecopy or facsimile transmission and by one or more parties in several counterparts and all such counterparts so executed shall together be deemed to constitute one final agreement as if signed by all parties and each such counterpart shall be deemed to be an original.

     9.9 HEADINGS. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

     9.10 ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties and supersedes any prior understandings and agreements among them. There are no representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to any of the provisions of this Agreement which are not fully expressed or incorporated by reference herein.

     9.11 NO THIRD PARTY BENEFICIARIES; NO AGENCY. Except as expressly provided herein to the contrary, no provisions of this Agreement, expressed or implied, are intended or will be construed to confer rights, remedies, or other benefits to any third Party under or by reason of this Agreement. This Agreement will not be construed as creating an agency, partnership or any other form of legal association (other than as expressly set out herein) between the Parties. CRII and BSLT shall at all times and for all purposes hereunder be deemed independent of one another, and no Party shall directly or indirectly imply or represent to others, or permit their agents or employees to imply or represent to others that it has the authority to act for, represent or bind the other in any manner by virtue of this Agreement.

     9.12 GOVERNMENT RESTRICTIONS. Each Party agrees to comply with all laws, both present and future, including those of any governmental agency or court having jurisdiction over any Party hereto, and to orders, regulations, directions or requests of any such government agency or court. The Parties hereto shall be excused from any failure to perform any obligation hereunder to the extent such failure is caused by any such law, order, regulation, direction or request. In addition, each Party will (I) comply with all United States Department of Commerce and other United States export controls with respect to the subject matter hereof, and (ii) not produce or distribute any Products in any country where such production or distribution would be unlawful.

     9.13 NON-WAIVER. The waiver of any Party hereto of a breach or default of any of the provisions of this Agreement by another Party, shall not be construed as a waiver of any succeeding breach of the same or other provisions of this Agreement, nor shall any delay or omission on the part of a Party hereto to exercise or avail itself of any right, power or privilege that it has or may have hereunder, operate as a waiver of any such right, power or privilege by such Party.

     9.15 PAYMENT OF EXPENSES OF PREVAILING PARTY IN DISPUTE. Unless otherwise specifically provided for herein, in the event that there is a dispute concerning this Agreement, including, without limitation, the issue of compliance with any term of this Agreement, the prevailing Party shall be entitled to reimbursement from the other Party or Parties, of reasonable attorneys' fees and other expenses incurred in resolving the dispute.

     IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the day and date first above written.

                              CELL ROBOTICS INTERNATIONAL, INC.,
                              a Colorado corporation
                              2715 Broadbent Parkway N.E.
                              Albuquerque, New Mexico  87107



                              By:*
                                 -----------------------------------------

                                 -----------------------------------------

                              BIG SKY LASER TECHNOLOGIES, INC.,
                              a Montana corporation
                              P.O. Box 8100
                              Bozeman, Montana 59715-2001



                              By:
                                 -----------------------------------------

                                 -----------------------------------------



                              * Subject to approval by CRII Board of Directors